Exhibit (99)


                  FIRST UNION CORPORATION

             1994 EMPLOYEE STOCK PURCHASE PLAN


1. Purpose.

     The Purpose of the First Union Corporation 1994 Employee Stock Purchase Plan (the "Plan") is to encourage ownership of the Common Stock, $3.33 1/3 par value per share (the "Common Stock"), of First Union Corporation (the "Corporation") by employees of the Corporation and its subsidiaries and to encourage them to remain so employed through the opportunity to share, by means of the proprietary interests created by the Plan, in the increased value of the Corporation's Common Stock to which such employees have contributed. It is further intended that options granted pursuant to the Plan shall constitute options granted pursuant to an "employee stock purchase plan" within the meaning of Section 423 of the Internal Revenue Code.

2. Stock to be Issued Under the Plan.

     The stock subject to options granted under the Plan shall be the Common Stock. The maximum number of shares of Common Stock issuable upon the exercise of options granted under the Plan is 4,000,000 shares (subject to adjustment as provided in Paragraph 6 hereof).

3. Administration.

     The Plan shall be administered by the Human Resources Committee of the Board of Directors of the Corporation (the "Committee"). The Committee shall consist of not less than three members of the Corporation's Board of Directors. The Board of Directors may from time to time remove members from, or add members to, the Committee. Vacancies on the Committee, howsoever caused, shall be filled by the Board of Directors. Acts of a majority of the Committee at which a quorum is present or acts reduced to or approved in writing by a majority of the members of the Committee shall be valid acts of the Committee.

     Interpretation and construction by the Committee of any provisions of the Plan or of any option granted hereunder shall be final. No member of the Board of Directors or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any option granted hereunder.

     The granting of an option pursuant to the Plan shall not constitute an agreement or an understanding, expressed or implied, on the part of the Corporation or any subsidiary to employ the optionee for any specified period.


4. Eligibility and Granting of Options.


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   A. Eligible Employees.

     Every employee of the Corporation or its subsidiaries who satisfies the following conditions shall be eligible to receive an option under the Plan:

     (i) the employee's most recent hire date is on or before August 2, 1993; and

    (ii) the employee was actively employed by the Corporation or its subsidiaries on August 1, 1994, or on a leave of absence on such date that commenced on or after December 1, 1993.

     For purposes of the Plan, the term "employee" does not include any person whose scheduled employment is less than 20 hours per week or less than five months in any calendar year. All employees granted options shall have the same rights and privileges, except that the number of shares which may be purchased will be as determined under this Paragraph 4 and as limited by Paragraph 5 hereof.

   B. Granting of Options.

     Each eligible employee (an "Optionee") shall receive an option to purchase one share of Common Stock for each full $250 of his annual rate of compensation, as reflected on the corporate payroll system on July 29, 1994. The term "compensation" as used herein is defined as regular fixed basic compensation, including amounts contributed by the employee under a compensation reduction election under the Corporation's Savings Plan or the Corporation's Flexible Compensation Plan, and amounts of deferred salary under the Corporation's Deferred Compensation Plan. For employees in certain job classifications, compensation is defined as the greater of the salary grade midpoint, or the actual base salary paid, for the position held, as of July 29, 1994, prorated for scheduled hours. Compensation does not include any bonus, overtime payment, contribution to an employee benefit plan or other similar payment or contribution, except as provided above.

     Notwithstanding the foregoing provisions of the Plan, no employee of the Corporation or its subsidiaries shall be permitted to purchase Common Stock under all employee stock purchase plans of his employer corporation and its related corporations at a rate which exceeds $25,000 in fair market value of such Common Stock (determined at the time the option is granted) for each calendar year in which any such option granted to such individual is outstanding at any time. This limitation applies only to options granted under "employee stock purchase plans" as defined by Section 423 of the Internal Revenue Code and does not limit the amount of Common Stock which an Optionee may purchase under any other stock or bonus plans then in effect.


   C. Certain Shareholders Excluded.



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     In no event may an employee be granted an option if such
employee, immediately after the option is granted, owns stock possessing 5% or more of the total combined voting power or value of all classes of stock of the employer corporation or its parent or subsidiary corporation (as the "parent corporation" and "subsidiary corporation" are defined in Section 424(e) and (f) of the Internal Revenue Code) issued and outstanding immediately after the option is granted. For purposes of determining stock ownership under this paragraph, the rules of Section 424(d) of the Internal Revenue Code shall apply and stock which the employee may purchase under outstanding options shall be treated as stock owned by the employee.

5. Terms and Conditions of Options.

     Options shall be deemed to have been granted hereunder upon the mailing by the Corporation of a Notice of Grant of Option form to each Optionee, which Notice shall (i) be in such form as the Committee shall determine, (ii) incorporate by reference the terms and provisions of the Plan, and (iii) be sent to each Optionee as soon as practicable after August 1, 1994 (the "Option Date").

     Options granted hereunder shall be subject to the following terms and conditions:

     A.   Option Price.

          The option or purchase price of each share of Common
     Stock optioned under the Plan shall be as follows:

     (i)  for options exercised between the Option Date and June
          28, 1996 inclusive, the option price per share shall be 85% of the fair market value of the Common Stock on the Option Date, rounded to the nearest cent; and

    (ii)  for options exercised on June 28, 1996 (the "Final
          Purchase Date") the option price per share shall be equal to the lesser of:

          (a) the option price per share determined under the preceding subparagraph (i); and

          (b) 85% of the fair market value of the Common Stock on the Final Purchase Date, rounded to the nearest cent.

          Fair market value shall be the last reported sale price per share on the New York Stock Exchange for that day, or, if there was not a sale that day, the last reported sale price per share on the last business day prior to such date on which there was a sale.

     B.   Term of Options.

          Except as otherwise provided below, the term of each option shall expire on the Final Purchase Date.


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     C.   Purchase Savings Account.

          On or before September 22, 1994, each Optionee desiring to purchase all or any part of his optioned shares through payroll deductions may authorize the Corporation and its subsidiaries on the Notice of Grant of Option form to withhold from his semi-monthly compensation, commencing on October 14, 1994, and thereafter throughout the 21-month period ending on the Final Purchase Date (the "Purchase Period"), amounts intended to be sufficient to accumulate (with allowance for interest as provided for hereunder) the aggregate purchase price of all or any part of his optioned shares. The Optionee shall direct the Corporation to deposit such withheld amounts in a savings account (a "Purchase Savings Account") at First Union National Bank of North Carolina (the "Bank"). The funds so accumulated in the Purchase Savings Account may be withdrawn or applied toward the purchase price of all or any part of his optioned shares only pursuant to the provisions contained in the Plan.

          In addition to the foregoing, each Optionee shall have the right to commence such payroll deductions subsequent to October 14, 1994, to change the amount of such payroll deductions or to stop such payroll deductions, by providing written notice thereof delivered in the manner set forth in Paragraph 13 hereof. The requested action shall be effective as of the first payroll period following 20 days after receipt of the requested action.


     D.   Interest Payable on the Purchase Savings Account.

          The Bank shall pay interest on the Purchase Savings
     Accounts on the same basis as paid by the Bank on the type of savings account involved.


     E.   Date on Which Options May Be Exercised.

          Except as provided in subsections (G) and (I) of this Paragraph 5, each option shall only be exercisable on the Final Purchase Date.

     F.   Manner of Exercising Options on the Final Purchase
          Date.

          Except as provided in subsections (G) and (I) of this Paragraph 5, each Optionee shall notify the Corporation, in such manner and at such time as the Corporation shall determine, of his election to either (i) exercise his option to purchase all or any part of his optioned shares not previously purchased or forfeited, or, in lieu thereof, (ii) decline to so exercise his option, which election in either event, shall be effective as of the Final Purchase Date.

          Should the Optionee fail to deliver the notification referred to in this subsection (F), such failure shall be


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     deemed an election by the Optionee to decline to exercise
     his option.


     G.   Exercise of Options Prior to the Final Purchase Date.

          In addition to the election to purchase all or any part of his optioned shares on the Final Purchase Date, each Optionee may exercise his option to purchase all or any part of his optioned shares not previously purchased or forfeited, as of the first business day of any calendar month during the Purchase Period, beginning November 1, 1994, by giving written notice of such election by the 25th day of the month prior to the first business day of the following month; provided, however, that such election may only be made once during the Purchase Period.

          In addition to the election to purchase all or any part of his optioned shares during the Purchase Period and on the Final Purchase Date as indicated above, an Optionee may also elect to purchase all or any part of his optioned shares on October 3, 1994, in which case he must properly complete and return the Notice of Grant of Option form and remit the full purchase price of such shares by September 22, 1994.


     H.   Closing of Purchase Savings Accounts.

          An Optionee who has a Purchase Savings Account may at any time on or before the Final Purchase Date close such Purchase Savings Account by written notice of such closing delivered in the manner set forth in Paragraph 13 hereof. Following receipt of such notice, all funds, including interest, then on deposit in such Purchase Savings Account shall be paid to the Optionee within 30 days after the end of the month in which the notice is presented and the Purchase Savings Account closed.


     I.   Termination of Employment.

          In the event that an Optionee's employment by the Corporation or any subsidiary shall terminate during the term of his option, the Optionee shall have the right not later than the 25th day of the month after the end of the month in which such termination occurs (unless the Final Purchase Date shall first occur, in which event such right to be exercised only on or prior to the Final Purchase Date) to exercise his option to purchase all or any part of his optioned shares not previously purchased or forfeited; provided, however, if the Optionee shall retire or die while in the employment of the Corporation or any subsidiary during the term of his option, he or his personal representative or beneficiary (as designated for the Corporation's Basic Life Insurance benefit plan), as applicable, shall continue to have the right until the Final Purchase Date to exercise his or the deceased's option to


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     purchase all or any part of the optioned shares not
     previously purchased or forfeited.

          An Optionee, or his personal representative or beneficiary, as applicable, shall exercise his option pursuant to the foregoing paragraph by giving written notice of such exercise, by the 25th day of the month prior to the last day on which such option may be exercised. If the Optionee, or his personal representative or beneficiary, as applicable, fails to exercise his option as aforesaid and the Optionee has a Purchase Savings Account, the Optionee, or his personal representative or beneficiary, as applicable, shall be paid all funds, including interest, then on deposit in such Purchase Savings Account and the Purchase Savings Account closed.


     J.   Assignability.

          No option granted hereunder shall be assignable or transferable except by will or by the laws of descent and distribution, and shall be exercisable, during the lifetime of Optionee, only by the Optionee.

     K.   Additional Funds; Excess Funds.

          In the event the Optionee (or his personal representative or beneficiary, as applicable) exercises his option as hereinabove provided in this Paragraph 5, in addition to the payment to the Corporation of any funds then on deposit in any Purchase Savings Account, including interest, the Optionee (or his personal representative or beneficiary, as applicable) shall pay to the Corporation on or before the date such shares are to be purchased, or such earlier date as may be indicated above, such funds or additional funds, if any, as may be necessary to equal the purchase price of the shares issuable pursuant to such exercise. Any excess of funds over such purchase price in any Purchase Savings Account shall be paid to the Optionee (or his personal representative or beneficiary, as applicable) within 30 days after the date such shares are purchased, provided the Optionee has no remaining optioned shares, and any such Purchase Savings Account closed.


6.   Adjustment of Options.

     In the event of reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation (provided the Corporation shall be the surviving or resulting corporation in any such merger or consolidation), offering of rights, or any other change in the structure of shares of the Common Stock, the Committee may make such adjustment, if any, as the Committee may deem appropriate in the number, kind and the price of shares available for purchase under the Plan; provided, however, that any fractional shares resulting from any such adjustment shall be eliminated; and provided, further, that options granted pursuant to the Plan shall not be



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adjusted in a manner that causes the options to fail to continue to qualify as options issued pursuant to an "employee stock purchase plan" within the meaning of Section 423 of the Internal Revenue Code; and provided, further, that in the event of a dissolution or liquidation of the Corporation, or a merger or consolidation in which the Corporation is not the surviving or resulting corporation, then, in such event, all rights theretofore granted to Optionees pursuant to the terms of the Plan shall terminate.

     The grant of an option pursuant to the Plan shall not affect in any way the right or power of the Corporation to make adjustments, reclassifications, reorganizations or changes in its capital or business structure, or to merge or consolidate, or to dissolve, liquidate or sell, or transfer all or any part of its business or assets.


7. Rights as a Shareholder.

     No Optionee shall have any rights as a shareholder until full payment has been made for shares purchased by such Optionee hereunder and a stock certificate therefore actually issued to such Optionee. No adjustment will be made for dividends or other rights as to which the record date is prior to the date of such issuance, except as may otherwise be determined by the Committee, in its sole discretion, in the event that a dividend is payable during the final month of the Plan.


8. Other Regulatory Actions.

     Prior to the offering of any shares under the Plan, the Corporation shall effect a registration of the offering of the shares issuable under the Plan in accordance with the requirements of the Securities Act of 1933 and other applicable securities laws. The expense of such registration will be borne by the Corporation.


9. Amendments.

     The Board of Directors, excluding directors who are eligible to participate in the Plan, upon recommendation of the Committee, may, from time to time, amend, modify, suspend or discontinue the Plan at any time without notice, provided that no Optionee's existing rights are adversely affected thereby; and, provided, further, upon any such amendment or modification, all Optionees shall continue to have the same rights and privileges (except as otherwise provided for in Paragraph 4 hereof); and, provided further, that no such amendment of the Plan shall, except as provided in Paragraph 6 hereof (i) increase above 4,000,000 the maximum number of shares to be offered, (ii) change the formula by which the price for which the Common Stock shall be sold is determined, or (iii) increase the maximum number of shares which any Optionee may purchase.



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10. Application of Funds.

     The proceeds received by the Corporation from the sale of Common Stock pursuant to options granted under the Plan will be used for general corporate purposes.


11. No Obligation to Purchase Shares.

     The granting of an option pursuant to the Plan shall impose no obligation upon the Optionee to purchase any shares covered by such option.

12. Term of the Plan.

     The term of the Plan shall be for a period commencing on the Option Date and ending on the Final Purchase Date.


13. Notices.

     Any notice which the Corporation or Optionee may be required or permitted to give to each other shall be in writing and may be delivered personally or by mail, postage prepaid, addressed as follows: if to the Corporation, First Union Corporation, Employee Benefits, One First Union Center, Charlotte, North Carolina 28288-0956, or at such other address as the Corporation, by notice to the Optionee, may designate in writing from time to time; and if to the Optionee, at his address as shown on the corporate payroll system.


14.  Governing Law.

     The Plan and all options granted hereunder shall be construed in accordance with and governed by the laws of the State of North Carolina.


15.  Effectiveness of the Plan.

     The Plan shall become effective following adoption by a majority of the Board of Directors of the Corporation and by a majority of the holders of the outstanding shares of Common Stock entitled to vote at a meeting of such holders.